Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

GORGON NEWCO, LLC

This Limited Liability Company Agreement (this “Agreement”) of Gorgon NewCo, LLC is entered into this 9 day of November, 2018 by Tidewater Inc., as its sole member (the “Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company governed hereby is Gorgon NewCo, LLC (the “Company”).

2. Certificates. Brian Lee, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 15.

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

8. Name and Mailing Address of the Member. The name and the mailing address of the Member are as follows:

Name	Address
Tidewater Inc.	Tidewater Inc. 6002 Rogerdale Road Suite # 600 Houston, Texas 77072 Attention: Bruce D. Lundstrom

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 23 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Capital Contributions. The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The initial contribution of the Member consists of the assets set forth on Schedule A attached hereto. The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital.”

12. Additional Contributions. The Member is not required to make additional capital contributions to the Company.

13. Distributions. Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14. Tax Treatment. For any tax period during which the Company has only one regarded member, it is the intention of the Member that the Company be treated, wherever permitted, as an entity disregarded as separate from the Member for United States federal, state and local income tax purposes.

15. Management.

a. The business and affairs of the Company shall be managed by a Board of Managers (the “Board,” and such managers, the “Managers”). The Board shall consist of the number of Managers as determined by the Member from time to time. The Managers shall be appointed by the Member and the Member may remove any or all of the Managers from time to time with or without cause. Subject to the express limitations contained in any provision of this Agreement, the Board shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement; provided, however, that no individual Manager shall have the authority or right to act for or bind the Company without the requisite consent of the Board. The decisions of the Board shall require an affirmative vote of the majority of the Managers then constituting the Board.

b. Each Manager shall hold his or her position until the earliest to occur of his or her death, disability, resignation, removal or other inability to act in such capacity, at which time the Member shall appoint a replacement Manager.

c. The Managers may be compensated for their services to the Company, as determined by the Member in its sole discretion.

d. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all the Managers consent thereto in writing.

16. Officers. The Board may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. [Brian Lee] is hereby designated as an “Authorized Person” for purposes of executing, delivering and filing the Certificate of Formation (and any amendments thereto) of the Company on behalf of the Company. Any delegation pursuant to this Section 16 may be revoked at any time by the Board.

17. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Right to Indemnity. Except as otherwise provided in that certain Chapter 11 Plan of Reorganization filed by GulfMark Offshore, Inc., the Company’s predecessor, on May 17, 2017 in connection with Case No. 17-11125, which was confirmed on October 4, 2017 by order of the United States Bankruptcy Court for the District of Delaware (the “Plan”), each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a Member, Manager, Officer or director of the Company, or while a Member, Manager, Officer or director of the Company (or its predecessor) is or was serving or has agreed to serve at the request of the Company in any capacity, including as a member, manager, officer, director, employee, fiduciary or agent, of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans maintained or sponsored by the Company or any of its subsidiaries (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a member, manager, officer, director, employee, fiduciary or agent or in any other capacity while serving as a member, manager, officer, director, employee, fiduciary or agent, shall be indemnified and held harmless by the Company to the fullest extent which it is empowered to do so by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such Indemnitee in connection with a proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder, and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 20 of this Agreement with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any Indemnitee seeking indemnification in connection with a proceeding initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

19. Advancement of Expenses. To the fullest extent to which it is permitted to do so by applicable law, the Company shall, in advance of the final disposition of the matter, pay the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in any proceeding and any appeal therefrom for which such person may be entitled to such indemnification under Section 18 of this Agreement or otherwise; provided, however, that such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Company of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under Section 18 of this Agreement or otherwise. Expenses incurred by other employees, fiduciaries and agents who are considered Indemnitees hereunder may be so paid upon such terms and conditions, if any, as the Board deem appropriate.

20. Procedures for Indemnification of Indemnitees. Any indemnification or advancement of expenses under Section 18 of this Agreement shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Company that the Indemnitee is entitled to indemnification pursuant to Section 18 of this Agreement is required, and the Company fails to respond within sixty (60) days to a written request for indemnity, the Company shall be deemed to have approved the request. If the Company denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by Section 18 of this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Company. Neither the failure of the Company (including its Board or its independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct pursuant to applicable law nor an actual determination by the Company (including its Board or its independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under Section 18 of this Agreement or otherwise, shall be on the Company.

21. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company from time to time with the prior written consent of the Member.

22. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest in the Company, as determined in its sole discretion.

23. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

24. Elections. The Board shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections.

25. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

26. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

28. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, being the Member of the Company and intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Executive Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO LLC AGREEMENT OF GORGON NEWCO, LLC]

Schedule A

Name	Capital Contribution
Tidewater Inc.	$100